(1) Friedman Fleischer & Lowe Capital Partners III, L.P. is the direct owner of the 2,938,822 shares reported herein.  Concurrently with the filing of this Form 4, Form 4s are being filed by: FFL Executive Partners III, L.P., reporting the beneficial ownership of 57,307 shares of common stock; Friedman Fleischer & Lowe Parallel Fund III, L.P., reporting the beneficial ownership of 1,947,510 shares of common stock; and FFL Individual Partners III, L.P., reporting the beneficial ownership of 62,255 shares of common stock (such entities, together with Friedman Fleischer & Lowe Capital Partners III, L.P., the “FFL Funds”).

(2)  The FFL Funds are controlled by Friedman Fleischer & Lowe GP III, L.P., its general partner, which is controlled by Friedman Fleischer & Lowe GP III, LLC, its general partner. Friedman Fleischer & Lowe GP III, LLC is controlled by Tully M. Friedman, Spencer C. Fleischer and Christopher A. Masto, its three managing members. Accordingly, Friedman Fleischer & Lowe GP III, L.P., Friedman Fleischer & Lowe GP III, LLC and Messrs. Friedman, Fleischer and Masto (the "FFL Related Parties") may be deemed to beneficially own the shares owned by the FFL Funds. Each FFL Related Party expressly disclaims beneficial ownership of the shares shown as beneficially owned by the FFL Funds in which such FFL Related Party does not have a pecuniary interest.  Investment, disposition and voting decisions with respect to shares held by the FFL Funds are made by an investment committee of certain limited partners of Friedman Fleischer & Lowe GP III, L.P., currently consisting of eight individuals (the "Investment Committee"), including Tully Friedman, Spencer Fleischer, Christopher Masto, Rajat Duggal, Aaron Money, Nancy Ford, Cas Schneller and John Tudor. All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by the FFL Funds in which such members do not have a pecuniary interest. The address of each of the entities and persons identified in this note is c/o Friedman Fleischer & Lowe, LLC, One Maritime Plaza, Ste. 2200, San Francisco, CA 94111.